EXHIBIT  5.1

[ROBERTS KAPLAN LLP LETTERHEAD]

August 10, 2010

Board of Directors

Lithia Motors, Inc.

360 E. Jackson St.

Medford, Oregon 97501

            Re:       Form S-8 Registration

                        2003 Stock Incentive Plan

Gentlemen:

            This firm is special counsel to Lithia Motors, Inc., an Oregon corporation, (the “Company”) and, in that capacity, has assisted in the preparation of certain documents, including the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance of an additional 600,000 shares of the Company’s Class A Common stock (“Shares”) in accordance with the Company’s 2003 Stock Incentive Plan (the “Plan”);

            In the course of our representation described above, we have examined the Plan, as amended, and the Registration Statement.  We have reviewed the Restated Articles of Incorporation and the Bylaws of the Company, as amended, and excerpts of minutes of certain meetings of the Board of Directors and shareholders of the Company.  We have also received from the officers of the Company certificates and other representations concerning factual matters relevant to this opinion.  We have received such certificates from, and have made inquiries of public officials in those jurisdictions in which we have deemed it appropriate.

            As to matters of fact, we have relied upon the above certificates, documents and investigation.  We have assumed without investigation the genuineness of all signatures and the authenticity and completeness of all of the documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified or photostatic copies.

            Based upon and subject to all of the foregoing, we are of the opinion that:

                        The Shares have been validly authorized, and when (i) the Registration Statement has become effective; (ii) the applicable provisions of the Securities Act of 1933, as amended, and such state securities laws as may be applicable have been complied with, and (iii) the Shares have been issued in accordance with the Plan as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

            Regardless of the states in which members of this firm are licensed to practice, this opinion is limited to the present laws of the State of Oregon and the United States of America and to the facts bearing on this opinion as they exist on the date of this letter.  We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

            This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein.  Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

            The opinions expressed herein are for the benefit of and may be relied upon only by you in connection with the Plan.  Neither this opinion nor any extract therefrom nor reference thereto shall be published or delivered to any other person or otherwise relied upon without our expressed written consent.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Commission.

                                                                        Very truly yours,

                                                                        ROBERTS KAPLAN LLP

                                                                        /s/ Roberts Kaplan LLP

Portland, Oregon